EXHIBIT 10.1

LOOP INDUSTRIES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is effective as of the date last signed below, by and between Daniel Solomita (“Executive”), Loop Industries, Inc., a Nevada corporation (“Loop”) (formerly known as First American Group, Inc.), and Loop Canada Inc., a corporation duly formed and existing under the laws of Canada and a wholly-owned subsidiary of Loop (“Loop Canada” and together with Loop and any parent, subsidiary or affiliate of Loop, “Loop Group”).

RECITALS

WHEREAS, Executive previously entered into an Employment Agreement with Loop dated June 29, 2015 (the “Prior Agreement”).

WHEREAS, Loop Group and Executive wish to hereby amend and restate the Prior Agreement to revise and/or to clarify certain terms set forth therein, for good and sufficient consideration as described in the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Executive and Loop Group agree as follows:

AGREEMENT

1. Position; Duties and Responsibilities; Obligations to the Company; Work Location.

1.1 Position. Executive is employed as President and Chief Executive Officer of Loop, reporting to Loop’s Board of Directors (the “Board”), and as President of Loop Canada.

1.2 Duties and Responsibilities. Executive’s primary employment duties will be in an operational role as President of Loop Canada (the “Primary Employment Duties”). The duties and responsibilities of Executive shall include the duties and responsibilities for the direct supervision, direction and control of Loop Group’s operations and activities. Executive shall perform such duties as from time to time may be prescribed for him by the Board, and as may change from time to time, in all cases to be consistent with Executive’s corporate offices and positions.

1.3 Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of Loop Group. During the term of Executive’s employment relationship with Loop Group, Executive further agrees that he will devote all of his business time and attention to the business of Loop Group, Loop Group will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board.

1

1.4 Policies and Procedures. Executive will comply with and be bound by Loop Group’s operating policies, procedures and practices in effect during the term of Executive’s employment, as implemented, amended, changed or replaced from time to time.

1.5 Work Location. Executive’s principal place of employment shall be Loop Group’s principal offices in Québec, Canada, but Executive may be required to travel to other geographic locations in connection with the performance of his duties hereunder from time to time. Any business travel outside of Canada is intended to be limited to meetings and other similar activities for informational purposes. Accordingly, the parties anticipate that Executive will not conclude contracts or effect transactions while performing duties outside of Canada. Executive will keep diligent records of travel, destinations and purposes of business travel outside of Canada and will report to the Loop Group of such business travel annually within 30 days following the end of the year.

2. Term of Employment. The employment of Executive under this Agreement shall be for an indefinite term.

3. Compensation. In accordance with Executive’s Primary Employment Duties, Executive’s compensation will be paid to Executive by Loop Canada. For the duties and services to be performed by Executive hereunder, Loop Canada shall pay Executive, and Executive agrees to accept, the salary and other benefits described below in this Section 3. It shall constitute, with any bonus and other incentive compensation, the total compensation for all hours worked required for Executive’s position and the notion of overtime will not apply to Executive and this Agreement.

3.1 Salary. Executive shall receive an annualized base salary of CAN$598,905, payable pursuant to Loop Canada’s normal payroll practices for payment of salary to executive employees. Executive’s base salary will be reviewed as part of Loop Group’s normal salary review process. Executive’s annualized base salary in this Section 3.1 is effective as of March 1, 2018.

3.2 Bonus and Other Incentive Compensation. Executive will be eligible to participate in such formal cash bonus and incentive plans as Loop Group may make available to its similarly-situated employees in its sole discretion. Executive’s annual bonus opportunity will be determined in the Board’s sole discretion based upon achievement of mutually-agreed upon goals and objectives determined annually. Executive’s annual bonus will be 50% of Executive’s base salary in the event that achievement is at target, and maximum and threshold achievement will result in an annual bonus of 100% and 25% of Executive’s base salary respectively. Loop Group may cancel or modify the terms of such formal cash bonus and incentive plans at anytime, at its sole discretion. An annual bonus, if any, shall be paid no later than 75 days following the end of the applicable fiscal year of Loop, and in no event will any bonus awarded to Executive be payable after March 15 of the calendar year following the calendar year in which such bonus was earned. Executive’s incentive compensation opportunity in this Section 3.1 is effective as of March 1, 2018.

2

3.3 Stock Awards. Following the effective date of this Agreement, Loop Group will recommend to the Board that it grant Executive an award of 4,000,000 restricted stock units covering 4,000,000 shares of Loop’s common stock, subject to the terms of Loop’s 2017 Equity Incentive Plan (the “Plan”) and a Restricted Stock Unit Agreement thereunder, as set forth in Exhibit A hereto (the “RSUs”), with such grant effective and contingent upon shareholder approval of an increase in the number of shares available for grant under the Plan at Loop’s 2019 annual meeting (the “Share Increase Approval”). Once vested as set forth on Exhibit A, the RSUs will be settled as follows:

(i) A “Settlement Date” is either October 15 (or if a vesting event occurs after October 15, then the delivery date will be the 1st date the Company’s open trading window occurs after, but in all cases, the same calendar year as the vesting date. For the avoidance of doubt, if a vesting event occurs after October 15 and there are no open trading windows remaining in the calendar year, then the Settlement Date will be the last trading day of the calendar year (regardless of whether in an open trading window).

(ii) Following the achievement of a Milestone (as described in Exhibit A), shares related to the Milestone will be delivered 1/5 annually, commencing on the first Settlement Date following the date of vesting.

(iii) With respect to the Milestone One, 1/5 of the shares will be delivered on the first Settlement Date after the effective date of the Share Increase Approval, and the remainder 1/5 annually thereafter.

3.4 Employee Benefit Plans. Executive shall participate in the employee benefit plans, programs and policies maintained by or for Loop Group for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect, as implemented, amended, changed or replaced from time to time. The introduction and administration of benefit plans, programs and policies are within Loop Group’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Agreement, provided Executive is provided with substantially similar benefits or compensation in lieu thereof.

3.5 Indemnification. Executive previously entered into an Indemnification Agreement with Loop, providing indemnification to Executive. The Indemnification Agreement is incorporated by reference.

3.6 Vacation. Executive shall be eligible for vacation as provided by the applicable legislation and as provided to similarly situated employees under policies set forth in Loop Group’s policy, if there is one, or other policies in place, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of Loop Group. Unused vacation will be paid out and may not be carried over from any one-year period to any other period except as may be required by law.

3

3.7 Other Benefits. Loop Canada shall pay for costs related to Executive’s reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs and club membership costs, payable not later than 10 days after the end of each month. Loop Canada shall not be liable to pay more than $1,000 per month for car and commuting costs. In the event that any payments made in accordance with this Section 3.7 are determined, in the sole discretion of Loop Canada, to be taxable payments, such payment shall be subject to tax withholding and deductions.

4. Severance Benefits. In the event of termination of Executive’s employment relationship without a serious reason, Executive shall be eligible to receive severance benefits as set forth in this Section 4 or as may be required by applicable law, including the Act Respecting Labour Standards of Quebec, as amended or replaced (all such legislation referred to as the “ARLS”). Executive’s eligibility to such severance benefits shall be conditional upon Executive’s execution and delivery to Loop Group of (i) a mutual release of all claims, including, if applicable, as described in Section 5, and (ii) a resignation from all of Executive’s positions with Loop Group. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding and deductions. The arrangements below fully satisfy Loop Group’s obligations to Executive in respect of the termination of his employment and Executive agrees and undertakes hereby that the arrangements below constitute reasonable notice in accordance with the Civil Code of Québec.

4.1 Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate his employment with Loop Group, other than by Executive’s Resignation for Good Reason, as defined in Section 7.2 below, within twenty-four (24) months following a Change in Control, as defined in Section 7.1, or if Loop Group or a successor entity terminates Executive’s employment for Cause, as defined in Section 7.2 below, or Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, Executive cannot perform reasonably the duties specified in Section 1 above, then Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment (the “Accrued Benefits”) and Executive’s benefits, as applicable, will be continued solely to the extent of Loop Group’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law (together, the “Other Benefits”) and Loop Group shall not have any further obligation to Executive, in particular, no notice and/or severance thereof will be provided.

4.2 Involuntary Termination Apart From a Change in Control. If Executive’s employment is terminated by Loop Group or a successor entity without Cause prior to or more than twenty-four (24) months after a Change in Control, Executive will receive payment of the Accrued Benefits and Other Benefits, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of Executive’s then-current monthly base salary for a period of twenty-four (24) months, paid in accordance with Loop Canada’s normal payroll practices (the “Salary Severance”);

(ii) payments by Loop Group for the full cost of Executive’s medical benefits provided by Loop Group under which Executive is covered as of the date of Executive's termination of employment (including, if applicable, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the laws and legislation of Quebec applicable thereof) until the earlier of (a) the date upon which Executive becomes eligible for reasonably comparable benefits under any future employer’s medical benefit coverage or (b) the date Loop Group has paid an amount equal to twenty-four (24) monthly payments (the “Benefits Severance”);

4

(iii) if, in accordance with Section 3.2, Executive is eligible as of the date that Executive’s employment is terminated to participate in a formal cash annual incentive plan as Loop Group may make available to its similarly-situated employees (“Bonus Eligible”), a lump-sum payment equal to the incentive payment payable to Executive under such cash annual incentive plan based on actual performance as determined in the sole discretion of Loop Group in accordance with its policies at the end of the performance period then in effect, except that such amount shall be multiplied by a fraction equal to the number of days Executive was employed during the applicable incentive period divided by the number of days in the applicable incentive period (the “Pro-Rated Bonus Severance”);

(iv) accelerated vesting of 50% of the then-unvested portion of Executive’s outstanding equity compensation; and

(v) reimbursement for up to $10,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to Loop Group that the amount involved was expended and related to obtaining new employment.

4.3 Involuntary Termination Following a Change in Control. If Executive’s employment is terminated by Loop Group or a successor entity without Cause or by Executive’s Resignation for Good Reason within twenty-four (24) months after a Change in Control, Executive will receive the Accrued Benefits and Other Benefits, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) the Salary Severance, except that payment of the Salary Severance will be made as a lump-sum as soon as practicable following the date Executive’s employment is terminated;

(ii) the Benefits Severance;

(iii) if Executive is Bonus Eligible:

(a) the Pro-Rated Bonus Severance, except that the determination of actual performance shall be made as of the date Executive’s employment is terminated and as soon as reasonably practicable following such date, and, if such performance is not determinable at such time, the Pro-Rated Bonus Severance shall be based on target performance; and

(b) a lump-sum payment equal to two (2) times the target incentive payment payable under the applicable cash annual incentive plan;

5

(iv) accelerated vesting of 100% of all the shares set forth on Exhibit A; and

(v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to Loop Group that the amount involved was expended and related to obtaining new employment.

5. Section 409A; Conditions to Receipt of Severance; No Duty to Mitigate; Specified Employee.

5.1 Section 409A. To the extent that this Agreement or Executive is subject to Section 409A and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), the following provisions shall apply:

(i) This Agreement, including all compensation and severance provided for hereunder, is intended to be exempt from or otherwise comply with Section 409A, so that no payment or benefit under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to be exempt or so comply. Loop Group makes no representations or warranties with respect to the tax consequences of this Agreement. In no event will the Loop Group have any liability or obligation to reimburse or indemnify Executive, or hold Executive harmless, for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, no severance pay, indemnity in lieu of notice or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(iii) If any amount or benefit that would constitute non-exempt “deferred compensation” under Code would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Loop Group), then to the extent necessary to avoid the imposition on Executive of additional taxes under Section 409A, any payment or benefits will be delayed until the earlier of six (6) months and one (1) day following Executive’s separation from service or Executive’s death.

(iv) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

6

(v) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(vi) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (v) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(viii) Deferred settlement of the RSUs are intended to comply with Section 409A as pursuant to a specified time or a fixed schedule under Treasury Regulation Section 1.409A-3(i)(1) with the fixed schedule objectively determinable based on the date the substantial risk of forfeiture lapses.

5.2 Conditions to Receipt of Severance.

(i) Executive will not receive severance pay or benefits other than the Accrued Benefits and Other Benefits unless (x) Executive signs and does not revoke Loop Group’s customary separation agreement and release of claims (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in the imposition on Executive of additional taxes under Section 409A, if applicable. Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. Notwithstanding the foregoing, all termination pay or benefits is subject to Executive, or his estate, not violating the provisions of the Proprietary Agreement (as defined below), and Sections 12, 13 and 14 (the “Ongoing Obligations”). In the event Executive, or his assigns, agents or successors, violates the Ongoing Obligations, all continuing termination pay or benefits to which Executive, or his estate, may otherwise be entitled pursuant to Section 4 will be immediately suspended, except as otherwise required by applicable law, provided that if it is subsequently determined by arbitration or by a court of competent jurisdiction that Executive, or his estate, did not breach such provisions, all suspended amount shall be promptly paid to Executive or his estate.

7

5.3 No Duty to Mitigate. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.

6. Limitations on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the “golden parachute” excise tax imposed by Code Section 4999, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive to receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the grant date of Executive’s equity awards. Any determination required under this Section 6 will be made in writing by an independent professional services firm chosen by Loop Group immediately prior to a Change in Control and paid for by Loop Group and that determination will be conclusive and binding upon Executive and Loop Group for all purposes.

7. Definitions. For purposes of this Agreement, the following definitions shall apply:

7.1 “Change in Control” means as defined in Loop’s 2017 Equity Incentive Plan.

7.2 “Cause” means any grounds entitling Loop Group to summarily dismiss the Executive.

7.3 “Resignation for Good Reason” means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 18 below, Executive’s resignation as a result of, and within 30 days following: (i) a change in Executive’s position such that he is not a corporate officer of Loop (or a successor company, in the event of a Change in Control); (ii) a significant and substantial reduction in Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; (iii) any reduction in Executive’s base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iv) a relocation of the Executive’s work location to a location more than 50 kilometers away from their current location provided such change increases Executive’s commute by 25 kilometers or 30 minutes.

7.4 Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

8

8. Clawback Policy. Notwithstanding anything contained herein to the contrary, Executive understands, agrees, and acknowledges, that all compensation awarded or paid by Loop Group (whether in cash, equity or otherwise) will be subject to recoupment under (a) any clawback policy that Loop Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which Loop Group’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any applicable provincial or federal laws; or (b) the terms and conditions of any clawback policy applicable to executives generally adopted by Loop Group and as may be in effect from time to time, which will survive Executive’s termination employment or service to Loop Group.

9. Confidentiality Agreement. Executive has signed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) on June 29, 2015 that is incorporated by reference and made a part of this Agreement. The Proprietary Agreement shall remain in full force and effect, except that all references to First American Group, Inc., shall be read as references to Loop Group, Loop and/or Loop Canada, as applicable. Executive hereby represents and warrants to Loop Group that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with Loop Group in accordance with the terms of the Proprietary Agreement.

10. [Reserved]

11. Non-Competition.1 Without Loop Group’s prior written consent, and for the term of his employment with the Loop Group, Executive will not directly or indirectly be employed or involved in any manner whatsoever, with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by Loop Group during Executive’s employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of Loop Group during Executive’s employment with Loop Group.

Additionally, Executive will not, directly or indirectly, in any manner or for any reason whatsoever, offer his services or engage in any activity that competes in any way with the Loop Group’s business, including, but not limited to, individually or jointly with a third party, for the term of his employment with Loop Group.

________________

1 The Proprietary Agreement entered into by the parties on June 29, 2015 provides for a shorter duration of application for the restrictive covenant, but the parties hereto expressly agree that the duration of two (2) years as stated herein shall supersede the Proprietary Agreement and be of application as of the date of signature of this Agreement.

9

In addition, for a period of two (2) years after the date of termination of his employment, unless the Loop Group terminates his employment without a serious reason or the Company has given him such a reason for termination, the Executive will not offer his services or engage in any activity that competes in any way with the Loop Group’s activities in the field of chemical recycling of polyester plastics (the “Activities"”), directly or indirectly, in any manner whatsoever, including, but not limited to, individually or jointly with a third party and for any reason whatsoever, in the functions of senior management or any other equivalent position within the territory of North America.

12. Solicit Business.2 In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive’s employment with Loop Group, and for two (2) years after the termination of Executive’s employment with Loop Group, and in addition to the Non-Competition covenants outlined herein, Executive will not solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of Loop Group’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of Loop Group.

13. Solicit Personnel.3 In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive’s employment with Loop Group, and for two (2) years after the termination of Executive’s employment with Loop Group, and in addition to the Non-Competition covenants outlined herein, Executive will not solicit or influence or attempt to influence any of Loop Group’s employees, consultants or other service providers to terminate or otherwise cease his, her or its employment, consulting or service relationships with Loop Group or to become an employee, consultant or service provider of any competitor of Loop Group.

14. Nondisparagement. Both (i) during Executive’s employment and (ii) at all times thereafter, regardless of the reason for termination, Executive shall not disparage Loop Group or the Board, or their products or services, and Loop Group shall not disparage, and shall instruct the then-current members of the Board and its then-current senior executives not to disparage, Executive. The foregoing is subject to applicable laws, and nothing contained herein shall preclude any person from enforcing the terms of this Agreement or providing truthful testimony in any judicial or other governmental proceeding when required to do so by legal process.

15. Violation of the Agreement. Executive acknowledges that upon his violation of this Agreement or the Proprietary Agreement, Loop Group would sustain irreparable harm from such violation, and, therefore, Executive agrees that in addition to any other remedies or claims which Loop Group may have under this Agreement or otherwise, Loop Group shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive’s material or intentional violation of any of the provisions of the Agreement (including Sections 11, 12, 13 and 14) or the Proprietary Agreement, in addition to any other remedies Loop Group may have under this Agreement or otherwise, Loop Group’s obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate, except as required by applicable law.

______________

2 The Proprietary Agreement entered into by the parties on June 29, 2015 provides for a shorter duration of application for the restrictive covenant, but the parties hereto expressly agree that the duration of two (2) years as stated herein shall supersede the Proprietary Agreement and be of application as of the date of signature of this Agreement.

3 The Proprietary Agreement entered into by the parties on June 29, 2015 provides for a shorter duration of application for the restrictive covenant, but the parties hereto expressly agree that the duration of two (2) years as stated herein shall supersede the Proprietary Agreement and be of application as of the date of signature of this Agreement.

10

16. Entire Agreement. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, including the Prior Agreement, and merges all prior discussions between them.

17. Conflicts. Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

18. Dispute Resolution. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. Loop Group shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Montreal, Quebec, in accordance with the applicable legislation thereof. Each party shall pay his, her or its own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys’ fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, Loop Group shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Sections 11, 12, 13 or 14 including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

19. Successors. Any successor to Loop Group (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Loop Group’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as Loop Group would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs or agents.

11

20. Miscellaneous Provisions.

20.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

20.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. or Canadian mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

20.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Québec, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

20.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

20.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

20.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

20.7 Language. The parties hereto have expressly required that this agreement and documents ancillary thereto be drafted in the English language. Les parties aux présentes ont expressément exigé que le présent accord et les documents afférents soient rédigés en langue anglaise.

12

The parties have executed this Agreement as of the date last written.

LOOP INDUSTRIES, INC.

By:	/s/ Leslie Murphy
Director

Date:	July 13, 2018

By:	/s/ Antonella Penta
Antonella Penta
VP & General Counsel

Date:	July 13, 2018

LOOP CANADA INC.

By:	/s/ Antonella Penta
Antonella Penta
VP & General Counsel

Date:	July 13, 2018

DANIEL SOLOMITA:

By:	/s/ Daniel Solomita
Daniel Solomita

Date:	July 13, 2018

Address:

13

EXHIBIT A

Pursuant to Section 3.3 of the Amended and Restated Employment Agreement by and between Loop Industries, Inc., a Nevada corporation (“Loop”) (formerly known as First American Group, Inc.), and Loop Canada Inc., a corporation duly formed and existing under the laws of Canada and a wholly-owned subsidiary of Loop (“Loop Canada” and together with Loop and any parent, subsidiary or affiliate of Loop, “Loop Group”), and Daniel Solomita, Loop shall grant a bonus grant of the RSUs to Mr. Solomita as follows:

(i) Milestone One: 1,000,000 shares of common stock shall be issued to Mr. Solomita when Loop’s securities are listed an exchange or the OTCQX tier of the OTCMarkets;

(ii) Milestone Two: 1,000,000 shares of common stock shall be issued to Mr. Solomita when Loop executes a contract for a minimum quantity of 25,000 M/T of PTA/EG or a PET;

(iii) Milestone Three: 1,000,000 shares of common stock shall be issued to Mr. Solomita when Loop’s first full-scale production facility is in commercial operation; and

(iv) Milestone Four: 1,000,000 shares of common stock shall be issued to Mr. Solomita when Loop’s second full-scale production facility is in commercial operation.

The term “commercial operation” means a full-scale production facility of Loop produces 10 M/T per hour of PTA and EG combined, for a term of not less than six (6) months.

14